Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 14, 2013 with respect to the consolidated financial statements as of March 31, 2013 and for the two years in the period ended March 31, 2013 included in the Annual Report on Form 10-K for the year ended March 31, 2014 of Multi-Color Corporation, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Cincinnati, Ohio

March 16, 2015